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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

IAC/InterActiveCorp
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-20570 (Commission File Number)	59-2712887 (IRS Employer Identification No.)

555 West 18th Street, New York, NY 10011
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06.    MATERIAL IMPAIRMENTS.

        In connection with the preparation of its consolidated financial statements as of and for the six months ended June 30, 2008, IAC/InterActiveCorp ("IAC") performed a test of the goodwill of its Retailing reporting units, HSN and Cornerstone Brands ("Cornerstone"), during June 2008. The timing of IAC's second quarter goodwill impairment test was accelerated, in part, due to the filing of an amendment, on June 26, 2008, to the Form 10 of HSN, Inc. ("HSNi") which was initially filed in connection with the planned spin-off of HSNi. HSNi is a newly formed subsidiary of IAC which will hold HSN and Cornerstone upon the consummation the spin-off.

        IAC prepared discounted cash flow analyses and reviewed the resulting valuations in the context of implied valuations based upon market multiples of EBITDA and the expected trading range of value of HSNi after the spin-off. Based upon these analyses, IAC believes that the goodwill of its HSN reporting unit is not impaired.

        However, IAC believes that the goodwill of Cornerstone is impaired. This impairment is due, in part, to the significant deterioration in the macro economic environment for retailers, particularly in the home and apparel categories (which are Cornerstone's primary markets), and the negative impact of these markets on Cornerstone's performance and the related reduction in market valuations for retailers. The effect of these market conditions has been exacerbated by execution issues and turnover of management of certain catalogs within Cornerstone. Cornerstone is expected to incur an operating loss for the first six months of 2008 compared to operating income of $13.7 million in the comparable year ago period. While we expect full year profitability for Cornerstone, its results are expected to be significantly lower than 2007.

        IAC has estimated the goodwill impairment to be approximately $300 million. In accordance with SFAS 142, "Goodwill and Other Intangible Assets," IAC is currently performing a step-two impairment analysis and expects to complete this process in connection with its close process for the second quarter. While the aforementioned charge is an estimate, IAC does not expect the final analysis to be materially different.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP
By:	/s/ GREGORY R. BLATT
Name:	Gregory R. Blatt
Title:	Executive Vice President and General Counsel

Date: June 26, 2008

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  ITEM 2.06. MATERIAL IMPAIRMENTS.
SIGNATURES